Exhibit 99.1

January 21, 2022
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Allison Gabrys (corpmedia@huntington.com), 248.961.3978

HUNTINGTON BANCSHARES INCORPORATED REPORTS FULL YEAR 2021 AND FOURTH-QUARTER EARNINGS
Record Full-Year Revenue, Cost Savings on Track, and a 3% Increase in Period-End Commercial Loans - 4% Excluding PPP, Building Momentum for 2022

2021 Fourth-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.26, a decrease of $0.01 year-over-year. Excluding $0.10 per common share after tax of Notable Items, adjusted earnings per common share were $0.36.
•Executed on revenue initiatives to drive top-line growth.
•Noninterest expense decreased $68 million from the third quarter, or 5% to $1.2 billion. Excluding Notable Items, noninterest expense decreased $21 million, or 2%, reflecting realization of cost synergies related to the TCF acquisition.
•Completed TCF integration; branch and major systems conversions completed in mid-October; have converted more than 1.5 million customers to the Huntington platform and consolidated 188 branches since mid-June.
•Period-end total loans and leases increased $1.4 billion, or 1%, to $111.9 billion. Excluding the decrease in PPP loans, which included forgiveness payments from the US Small Business Administration (SBA) for $970 million, period-end total loans and leases increased $2.4 billion, or 2%.
◦Period-end total commercial loans increased $1.5 billion, or 3%, to $61.6 billion. Excluding the decrease in PPP loans, period-end total commercial loans increased $2.5 billion or 4%.
•Repurchased $150 million of common stock during the fourth quarter; $150 million remaining under the existing $800 million repurchase authorization.
•Increased the quarterly common stock dividend by a half-cent to $0.155 per common share, or $0.62 on an annualized basis.
2021 Full-Year Highlights Compared to Full-Year 2020:
•Total full-year revenue increased 24% to a record $6.0 billion, driven from the benefits of the TCF acquisition and organic growth.
•Net income attributable to Huntington Bancshares Incorporated increased 59% to $1.3 billion.
•Average loans and leases increased 22% to $97.0 billion.
•Completed the acquisition and integration of TCF, adding approximately $50 billion of total assets, creating a top 10 regional bank.
•Launched new and exciting products and services, including Standby Cash and Early Pay.

•Maintained solid credit quality with net charge-offs of 0.22%.
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2021 fourth quarter of $401 million, an increase of $85 million from the year-ago quarter, impacted by the TCF acquisition. Earnings per common share for the 2021 fourth quarter were $0.26, down $0.01 from the year-ago quarter. Excluding $0.10 per common share after tax of Notable Items, adjusted earnings per common share were $0.36. Specifically, fourth-quarter results were negatively impacted by $177 million pretax of TCF acquisition-related expenses and $10 million pretax of expenses related to the exit of a strategic distribution relationship.
Return on average assets was 0.92%, return on average common equity was 8.7%, return on average tangible common equity was 13.2%, and adjusted return on average tangible common equity was 18.2%.
CEO Commentary:
"We are very pleased with our performance for the full year, which included record revenue," said Steve Steinour, chairman, president and CEO. "Thanks to the efforts of our colleagues, we successfully executed on the largest acquisition in our history, while delivering continued organic growth aligned with our strategic objectives."
"We delivered in the fourth quarter, finishing the year with record quarterly loan production, reflecting broad-based contributions across all commercial lending categories." said Steinour. "We enter 2022 increasingly confident in our outlook for growth in revenue and earnings. Commercial lending should fuel balance sheet growth in the coming year, while areas of strategic focus such as capital markets, cards and payments, and wealth management should bolster fee income. We remain committed to delivering sustainable revenue growth, annual positive operating leverage, and top-quartile returns."

Table 1 – Earnings Performance Summary

	2021				2020
(in millions, except per share data)	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (loss) attributable to Huntington Bancshares Inc	$401	$377	$(15)	$532	$316
Diluted earnings (loss) per common share	0.26	0.22	(0.05)	0.48	0.27

Return on average assets	0.92%	0.86%	(0.05)%	1.76%	1.04%
Return on average common equity	8.7	7.6	(1.9)	18.7	10.4
Return on average tangible common equity	13.2	11.5	(2.1)	23.7	13.3
Net interest margin	2.84	2.90	2.66	3.48	2.94
Efficiency ratio	73.0	74.9	83.1	57.0	60.2

Tangible book value per common share	$8.06	$8.09	$8.22	$8.64	$8.51
Cash dividends declared per common share	0.155	0.15	0.15	0.15	0.15

Average earning assets	$159,056	$159,411	$127,421	$114,105	$112,222
Average loans and leases	109,852	109,931	87,437	80,261	81,116
Average core deposits	138,008	137,816	109,433	95,815	92,325

Tangible common equity / tangible assets ratio	6.88%	6.95%	7.15%	7.11%	7.16%
Common equity Tier 1 risk-based capital ratio	9.33	9.57	9.98	10.32	10.00

NCOs as a % of average loans and leases	0.12%	0.20%	0.28%	0.32%	0.55%
NAL ratio	0.64	0.78	0.87	0.64	0.65
ACL as a % of total loans and leases	1.88	1.99	2.08	2.17	2.29

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There were two Notable Items in the 2021 fourth quarter: $177 million of TCF acquisition-related pretax expense, and $10 million pretax of expense related to the exit of a strategic distribution relationship. There was one Notable Item in the 2021 third quarter: $234 million of TCF acquisition-related pretax expense. There were two Notable Items in the 2021 second quarter: $269 million of TCF acquisition-related pretax expense and $294 million of TCF acquisition CECL initial provision ("double count"1) expense.
1 "Double count" refers to the additional gross up to the ACL via provision expense for the non-PCD loans and acquired unfunded lending commitments

Table 2 – Notable Items Influencing Earnings

Three Months Ended		Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)		Amount	Amount (1)	EPS (2)	ROTCE (3)
December 31, 2021 - net income			$401	$0.26	13.2%
•	TCF acquisition-related expenses	$(177)	$(139)	$(0.09)	(4.7)
•	Exit of strategic distribution relationship	(10)	$(8)	$(0.01)	(0.3)

September 30, 2021 – net income			$377	$0.22	11.5%
•	TCF acquisition-related expenses	$(234)	$(192)	$(0.13)	(6.4)

June 30, 2021 – net income			$(15)	$(0.05)	(2.1)%
•	TCF acquisition-related expenses	$(269)	$(218)	$(0.19)	(9.0)
•	TCF acquisition CECL initial provision expense ("double count") (4)	$(294)	$(239)	$(0.21)	(9.9)

March 31, 2021 – net income			$532	$0.48	23.7%
•	TCF acquisition-related net expenses	$(21)	$(17)	$(0.02)	(0.8)
(1)Favorable (unfavorable) impact on net income.
(2)EPS reflected on a fully diluted basis.
(3)Net income (loss) applicable to common shares excluding expense for amortization of intangibles for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 21% tax rate.
(4)Includes $234 million from non-Purchase Credit Deteriorated (non-PCD) loans and leases and $60 million from acquired unfunded lending commitments.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Increase in Average Earning Assets Drives Net Interest Income Growth

	2021				2020
($ in millions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,132	$1,160	$838	$972	$825	(2)%	37%
FTE adjustment	6	7	6	6	5	(14)	20
Net interest income - FTE	1,138	1,167	844	978	830	(2)	37
Noninterest income	515	535	444	395	409	(4)	26
Total revenue - FTE	$1,653	$1,702	$1,288	$1,373	$1,239	(3)%	33%

	2021				2020
	Fourth	Third	Second	First	Fourth	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	2.96%	3.02%	2.96%	3.11%	3.13%	(6)	(17)
Total loans and leases	3.68	3.80	3.68	3.78	3.70	(12)	(2)
Total securities	1.49	1.52	1.59	1.67	1.87	(3)	(38)
Total interest-bearing liabilities	0.18	0.17	0.45	(0.53)	0.27	1	(9)
Total interest-bearing deposits	0.05	0.05	0.06	0.06	0.08	—	(3)

Net interest rate spread	2.78	2.85	2.51	3.64	2.86	(7)	(8)
Impact of noninterest-bearing funds on margin	0.06	0.05	0.15	(0.16)	0.08	1	(2)
Net interest margin	2.84%	2.90%	2.66%	3.48%	2.94%	(6)	(10)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2021 fourth quarter increased $308 million, or 37%, from the 2020 fourth quarter. This increase reflected the benefit of a $46.8 billion, or 42%, increase in average earning assets, partially offset by a 10 basis point decrease in the FTE net interest margin (NIM) to 2.84%. Net interest income in the 2021 fourth quarter included $25 million of income from purchase accounting accretion and $20 million of accelerated PPP loan fees recognized upon receipt of forgiveness payments. The year-over-year decreases in average earning asset yields and average liability costs reflected the impact of lower interest rates and changes in balance sheet mix, including elevated deposits at the Federal Reserve Bank.
Compared to the 2021 third quarter, FTE net interest income decreased $29 million, or 2%, reflecting 6 basis points of NIM compression. The net interest income decrease primarily reflected sequential decreases in income from PPP forgiveness and purchase accounting accretion.
Table 4 – Average Earning Assets – TCF Acquisition, Elevated Deposits at the Federal Reserve Bank Drive Year-Over-Year Earning Asset Growth

	2021				2020
($ in billions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$40.6	$40.6	$34.1	$32.2	$32.5	—%	25%
Commercial real estate	14.6	14.7	9.1	7.2	7.2	(1)	103
Lease financing	4.9	5.0	2.8	2.2	2.3	(1)	111
Total commercial	60.1	60.3	46.0	41.5	42.0	—	43
Residential mortgage	19.0	18.9	13.8	12.1	12.1	—	57
Automobile	13.4	13.2	12.8	12.7	12.9	1	4
Home equity	10.7	11.1	9.4	8.8	8.9	(3)	21
RV and marine	5.0	5.0	4.4	4.2	4.2	1	21
Other consumer	1.7	1.5	1.0	1.0	1.0	14	61
Total consumer	49.8	49.7	41.4	38.7	39.1	—	27
Total loans and leases	109.9	109.9	87.4	80.3	81.1	—	35
Total securities	40.1	36.0	30.7	26.2	24.1	11	66
Held-for-sale and other earning assets	9.1	13.5	9.2	7.6	7.0	(33)	30
Total earning assets	$159.1	$159.4	$127.4	$114.1	$112.2	—%	42%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2021 fourth quarter increased $46.8 billion, or 42%, from the year-ago quarter, primarily reflecting a $28.7 billion, or 35%, increase in average total loans and leases, a $16.0 billion, or

66%, increase in average securities, and a $1.7 billion, or 31%, increase in interest-bearing deposits at the Federal Reserve Bank. Average loan balance increases across categories reflect the impact of the TCF acquisition, except for other consumer. Average automobile loans increased $498 million, or 4%, reflecting organic growth and the impact of the TCF acquisition. Other consumer loans increased $629 million, or 61%, primarily as a result of our new Early Pay product. Average commercial & industrial (C&I) loans increased $8.1 billion, or 25%, partially offset by a $4.1 billion decrease in average PPP loans primarily related to forgiveness.
Compared to the 2021 third quarter, average earning assets decreased $355 million primarily reflecting a $4.3 billion, or 37% decrease in interest-bearing deposits at the Federal Reserve Bank, partially offset by a $4.1 billion, or 11%, increase in average securities primarily reflecting the redeployment of excess liquidity into securities.
Huntington received forgiveness payments for $970 million of PPP loans during the 2021 fourth quarter compared to forgiveness payments for $1.7 billion of PPP loans during the 2021 third quarter.
Table 5 – Average Liabilities –TCF Acquisition, Demand Deposits Drive Robust Year-over-Year Growth in Core Deposits

	2021				2020
	Fourth	Third	Second	First	Fourth	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$43.4	$44.6	$34.6	$29.1	$28.1	(3)%	54%
Demand deposits - interest-bearing	38.4	35.7	29.7	26.8	25.1	8	53
Total demand deposits	81.8	80.3	64.3	55.9	53.2	2	54
Money market deposits	32.4	33.3	28.1	26.2	26.1	(3)	24
Savings and other domestic deposits	20.9	20.9	15.2	12.3	11.5	—	82
Core certificates of deposit	2.9	3.3	1.8	1.4	1.5	(12)	97
Total core deposits	138.0	137.8	109.4	95.8	92.3	0	49
Other domestic deposits of $250,000 or more	0.5	0.6	0.3	0.1	0.1	(22)	225
Negotiable CDS, brokered and other deposits	3.8	3.9	3.0	3.4	4.1	(2)	(6)
Total deposits	$142.3	$142.3	$112.7	$99.3	$96.5	—%	47%

Short-term borrowings	$0.3	$0.3	$0.2	$0.2	$0.2	8%	43%
Long-term debt	7.7	7.6	6.9	7.8	8.8	1	(13)
Total debt	$8.0	$7.9	$7.1	$8.0	$9.0	1%	(11)%

Total interest-bearing liabilities	$107.0	$105.6	$85.2	$78.2	$77.5	1%	38%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2021 fourth quarter increased $29.5 billion, or 38%, from the year-ago quarter. Average total deposits increased $45.7 billion, or 47%, while average total core deposits increased $45.7 billion, or 49%. Increases across categories reflect the impact of the TCF acquisition, in addition to elevated balances in core deposits largely related to residual government stimulus balances and improved retention. Average total debt decreased $1.0 billion, or 11%, primarily reflecting the maturity and repayment of $3.9 billion of long-term debt over the past five quarters due to strong core deposit growth, partly offset by the acquisition of $1.5 billion of long-term debt from TCF in the 2021 second quarter and a subordinated debt issuance of $500 million in the 2021 third quarter.
Compared to the 2021 third quarter, average total interest-bearing liabilities increased $1.3 billion, or 1%. Within total core deposits, average total demand deposits increased $1.5 billion, or 2%. Average interest-bearing demand deposits increased $2.8 billion, or 8%, primarily reflecting an increase in both commercial and consumer balances and product conversion related to the TCF acquisition. Average noninterest-bearing demand deposits decreased $1 billion, or 3%, as part of product conversion related to the TCF acquisition. Average money market deposits decreased $881 million, or 3%, driven primarily by lower commercial balances.

Noninterest Income
Table 6 – Noninterest Income – TCF Acquisition, Organic Growth Drive Year-over-year Growth in Noninterest Income

	2021				2020
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$101	$114	$88	$69	$78	(11)%	29%
Card and payment processing income	93	96	80	65	65	(3)	43
Mortgage banking income	61	81	67	100	90	(25)	(32)
Trust and investment management services	63	61	56	52	49	3	29
Capital markets fees	47	40	35	29	34	18	38
Insurance income	28	25	25	27	25	12	12
Leasing revenue	41	42	12	4	6	(2)	583
Bank owned life insurance income	22	15	16	16	14	47	57
Gain on sale of loans	1	2	3	3	13	(50)	(92)
Net gains (losses) on sales of securities	(1)	—	10	—	—	NM	NM
Other noninterest income	59	59	52	30	35	—	69
Total noninterest income	$515	$535	$444	$395	$409	(4)%	26%
NM - Not Meaningful
See Page 11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2021 fourth quarter increased $106 million, or 26%, from the year-ago quarter. Leasing revenue increased $35 million, primarily reflecting the addition of TCF leasing activities following the acquisition. Card and payment processing income increased $28 million, or 43%, reflecting higher interchange income that was primarily the result of the acquisition. Other noninterest income increased $24 million, or 69%, primarily reflecting $7 million of purchase accounting accretion from acquired unfunded loan commitments and increased amortization of upfront card-related contract renewal fees. Service charges on deposit accounts increased $23 million, or 29%, primarily due to the addition of TCF customers. Trust and investment management services increased $14 million, or 29%, reflecting positive equity market performance over the past 12 months, continued strong net asset flows, and the TCF acquisition. Capital markets fees increased $13 million, or 38%, primarily reflecting higher interest rate derivative fees. Bank owned life insurance income increased $8 million, or 57%, primarily reflecting higher benefit claims. Partially offsetting these increases, mortgage banking income decreased $29 million, or 32%, primarily reflecting lower secondary marketing spreads. Income from the gain on sale of loans decreased $12 million, or 92%, due to higher sales volume in the prior year quarter.

Compared to the 2021 third quarter, total noninterest income decreased $20 million, or 4%. Mortgage banking income decreased $20 million, or 25%, primarily reflecting lower secondary marketing spreads. Service charges on deposit accounts decreased $13 million, or 11%, primarily due to the conversion of TCF customers to Huntington's Fair Play product and service set. Partially offsetting these decreases capital markets fees increased $7 million, or 18%, primarily reflecting higher commodities derivative fees, while bank owned life insurance income increased $7 million, or 47% primarily reflecting higher benefit claims.

Noninterest Expense
Table 7 – Noninterest Expense – TCF Acquisition, Related Notable Costs Drive Year-over-year Noninterest Expense

	2021				2020
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$632	$643	$592	$468	$426	(2)%	48%
Outside data processing and other services	269	304	162	115	111	(12)	142
Net occupancy	68	95	72	42	39	(28)	74
Equipment	68	79	55	46	49	(14)	39
Professional services	22	26	48	17	21	(15)	5
Marketing	35	25	15	14	15	40	133
Deposit and other insurance expense	18	17	8	8	8	6	125
Amortization of intangibles	14	13	11	10	10	8	40
Lease financing equipment depreciation	17	19	5	—	—	(11)	NM
Other noninterest expense	78	68	104	73	77	15	1
Total noninterest expense	$1,221	$1,289	$1,072	$793	$756	(5)%	62%
(in thousands)
Average full-time equivalent employees	20.3	20.9	17.0	15.4	15.5	(3)%	31%
NM - Not Meaningful

Table 8 - Impact of Notable Items

	2021				2020
	Fourth	Third	Second	First	Fourth
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$32	$36	$110	$—	$—
Outside data processing and other services	122	140	33	8	—
Net occupancy	16	36	35	3	—
Equipment	8	5	3	1	—
Professional services	4	9	36	8	—
Marketing	2	3	—	—	—
Other noninterest expense	3	5	52	1	—
Total noninterest expense	$187	$234	$269	$21	$—

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2021				2020
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$600	$607	$482	$468	$426	(1)%	41%
Outside data processing and other services	147	164	129	107	111	(10)	32
Net occupancy	52	59	37	39	39	(12)	33
Equipment	60	74	52	45	49	(19)	22
Professional services	18	17	12	9	21	6	(14)
Marketing	33	22	15	14	15	50	120
Deposit and other insurance expense	18	17	8	8	8	6	125
Amortization of intangibles	14	13	11	10	10	8	40
Lease financing equipment depreciation	17	19	5	—	—	(11)	NM
Other noninterest expense	75	63	52	72	77	19	(3)
Total adjusted noninterest expense	$1,034	$1,055	$803	$772	$756	(2)%	37%
NM - Not Meaningful
Reported total noninterest expense for the 2021 fourth quarter increased $465 million, or 62%, from the year-ago quarter, primarily reflecting the TCF acquisition and $187 million of Notable Items. The following increases primarily reflect the TCF acquisition:
•a personnel cost increase of $206 million, or 48%, including $32 million of Notable Items,
•an outside data processing and other services increase of $158 million, or 142%, including $122 million of Notable Items and technology investments,
•a net occupancy increase of $29 million, or 74%, including $16 million of Notable Items,
•an equipment increase of $19 million, or 39%, including $8 million of Notable Items,
•a lease financing equipment depreciation increase of $17 million, and
•a deposit and other insurance expense increase of $10 million, or 125%.
In addition to the above, marketing expense increased $20 million, or 133%, reflecting an increase in acquisition and deepening spend in new markets.

Reported total noninterest expense decreased $68 million, or 5%, from the 2021 third quarter, reflecting a $47 million reduction in Notable Items to $187 million. Outside data processing and other services decreased $35 million, or 12%, reflecting an $18 million decrease in Notable Items from the prior quarter and elevated costs in the prior quarter related to TCF branch and major systems conversion. Net occupancy decreased $27 million, or 28%, reflecting a $20 million decrease in Notable Items from the prior quarter. Personnel costs decreased $11 million, or 2%, reflecting a $4 million decrease in Notable Items from the prior quarter and decreases in contract help expense. Equipment expense decreased $11 million, or 14%, primarily reflecting a decrease in software related costs and ATM maintenance contracts, partially offset by an increase of $3 million of Notable items. Partially offsetting these decreases, marketing increased $10 million, or 40%, primarily reflecting an increase in brand marketing in new markets.

Credit Quality
Table 10 – Credit Quality Metrics – Reserve Release on Improving Credit, Economic Outlook

	2021				2020
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$716	$861	$977	$516	$532
Total other real estate, net	9	7	7	2	4
Other NPAs (1)	25	25	30	26	27
Total nonperforming assets	750	893	1,014	544	563
Accruing loans and leases past due 90+ days	210	175	148	154	171
NPAs + accruing loans & leases past due 90+ days	$960	$1,068	$1,162	$698	$734
NAL ratio (2)	0.64%	0.78%	0.87%	0.64%	0.65%
NPA ratio (3)	0.67	0.81	0.91	0.68	0.69
(NPAs+90 days)/(Loans+OREO)	0.86	0.97	1.04	0.87	0.90
Provision for credit losses	$(64)	$(62)	$211	$(60)	$103
Net charge-offs	34	55	62	64	112
Net charge-offs / Average total loans	0.12%	0.20%	0.28%	0.32%	0.55%
Allowance for loans and lease losses (ALLL)	$2,030	$2,107	$2,218	$1,703	$1,814
Allowance for unfunded lending commitments	77	98	104	38	52
Allowance for credit losses (ACL)	$2,107	$2,205	$2,322	$1,741	$1,866
ALLL as a % of:
Total loans and leases	1.81%	1.91%	1.98%	2.12%	2.22%
NALs	284	245	227	330	341
NPAs	271	236	219	313	323
ACL as a % of:
Total loans and leases	1.88%	1.99%	2.08%	2.17%	2.29%
NALs	294	256	238	338	351
NPAs	281	247	229	320	332
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality metrics were impacted by the TCF acquisition on a year-over-year basis, but showed improvement quarter-over-quarter. Nonperforming assets (NPAs) increased to $750 million, or 0.67% of total loans and leases and OREO, from $563 million, or 0.69%, a year ago. Nonaccrual loans and leases (NALs) increased $184 million, or 35%, to $716 million, or 0.64% of total loans and leases. On a linked quarter basis, NALs decreased $145 million, or 17%, and NPAs decreased $143 million, or 16%. The linked quarter decrease in NALs was within both the commercial and consumer portfolios.
The provision for credit losses decreased $167 million year-over-year to a benefit of $64 million in the 2021 fourth quarter. Net charge-offs (NCOs) decreased $78 million year-over-year and $21 million quarter-over-quarter to $34 million. NCOs represented an annualized 0.12% of average loans and leases in the current quarter, down from 0.20% in the prior quarter and down from 0.55% in the year-ago quarter. Consumer NCOs in 2021 showed improvement year-over-year, and residential mortgage and home equity recorded net recoveries in the quarter. Commercial NCOs showed improvement year-over-year and on a linked quarter basis. We remain confident in the long-term credit performance of our loan portfolios.
The allowance for loan and lease losses (ALLL) increased $216 million from the year-ago quarter to $2.0 billion, or 1.81%, of total loans and leases, while the ALLL as a percentage of period-end total NALs decreased to 284% from 341% over the same period, both due to the impact of the TCF acquisition. The allowance for credit losses (ACL) increased by $241 million from the year-ago quarter to $2.1 billion, or 1.88%, of total loans and leases. On a linked quarter basis, the ACL decreased $98 million, driven by improving credit quality and an improving economic outlook. We believe levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 11 – Capital Ratios – Ratios Remain within Targeted Operating Ranges

	2021				2020
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	6.88%	6.95%	7.15%	7.11%	7.16%
Common equity tier 1 risk-based capital ratio (1)	9.33%	9.57%	9.98%	10.32%	10.00%
Regulatory Tier 1 risk-based capital ratio (1)	10.99%	11.35%	12.25%	13.32%	12.47%
Regulatory Total risk-based capital ratio (1)	13.13%	13.57%	14.15%	15.25%	14.46%
Total risk-weighted assets (1)	$131.3	$128.0	$126.2	$89.5	$88.9
(1)December 31, 2021 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 6.88% at December 31, 2021, down 7 basis points from last quarter due primarily to share repurchases. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.33%, down from 10.00% a year ago. The regulatory Tier 1 risk-based capital ratio was 10.99% compared to 12.47% at December 31, 2020. The decrease in regulatory capital ratios was driven by the repurchase of $650 million of common shares during 2021, cash dividends, offset by earnings and adjusted for the CECL transition. The balance sheet growth as a result of the TCF acquisition was largely offset by the net of goodwill and intangibles as both are deducted from capital in the ratio calculation. The regulatory Tier 1 risk-based capital and total risk-based capital ratios also reflect the issuance of $500 million of Series H preferred stock in the 2021 first quarter, the issuance of $175 million of Series I preferred stock in the 2021 second quarter, partially offset by the redemption of $600 million of Series D preferred stock on July 15, 2021 and $100 million of Series C preferred stock on October 15, 2021. Additionally, total risk-based capital ratio reflects the issuance of $558 million of subordinated notes in the 2021 third quarter.
During the 2021 fourth quarter, Huntington repurchased a total of $150 million of common stock at an average cost of $15.42 per share, as part of a repurchase authorization of $800 million of common shares within the four quarter period from the third quarter of 2021 through the second quarter of 2022. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs.

Income Taxes
The provision for income taxes was $88 million in the 2021 fourth quarter compared to $59 million in the 2020 fourth quarter. The effective tax rates for the 2021 fourth quarter and 2020 fourth quarter were 18.0% and 15.8%, respectively. The variance between the 2021 fourth quarter and the 2020 fourth quarter provision for income taxes relates primarily to higher pretax income.
At December 31, 2021, we had a net federal deferred tax liability of $3 million and a net state deferred tax asset of $4 million.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on January 21, 2022, at 8:30 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13725942. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 28, 2022 at (877) 660-6853 or (201) 612-7415; conference ID #13725942.
Please see the 2021 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $174 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,100 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements

This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2021, June 30, 2021, and September 30, 2021, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of

Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.